Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS REPORTS EARNINGS PER COMMON SHARE OF $17.07 FOR 2014 FOURTH QUARTER EARNINGS PER COMMON SHARE WERE $4.38

NEW YORK, January 16, 2015 — The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $34.53 billion and net earnings of $8.48 billion for the year ended December 31, 2014. Diluted earnings per common share were $17.07 compared with $15.46 for the year ended December 31, 2013. Return on average common shareholders’ equity (ROE) (1) was 11.2% for 2014.

Fourth quarter net revenues were $7.69 billion and net earnings were $2.17 billion. Diluted earnings per common share were $4.38 compared with $4.60 for the fourth quarter of 2013 and $4.57 for the third quarter of 2014. Annualized ROE (1) was 11.1% for the fourth quarter of 2014.

Annual Highlights

•

Goldman Sachs ranked first in worldwide announced and completed mergers and acquisitions for the year. During the year, the firm advised on announced transactions valued at more than $1 trillion. The firm also ranked first in worldwide equity and equity-related offerings and common stock offerings for the year. (2)

•

Investment Banking produced net revenues of $6.46 billion, its second highest annual performance, as net revenues in Underwriting reflected strong results in both debt and equity underwriting and net revenues in Financial Advisory were the highest since 2008.

•

Investment Management generated record net revenues of $6.04 billion, as assets under supervision (3) increased 13% from a year ago to a record $1.18 trillion, with net inflows in long-term assets under supervision of $74 billion (4) during 2014.

•

During 2014, as part of a firmwide initiative to reduce activities with lower returns, the firm reduced total assets by $55 billion to $856 billion (5) as of December 31, 2014, while improving the firm’s pre-tax margin to 35.8%.

•

The firm increased diluted earnings per common share by 10% to $17.07 compared with 2013 and increased book value per common share and tangible book value per common share (6) by 7% during the year to $163.01 and $153.79, respectively.

•

The firm maintained strong capital ratios and liquidity, while returning approximately $6.5 billion of capital to shareholders during 2014. The firm’s Common Equity Tier 1 ratio (7) was 12.2% (5) as of December 31, 2014, under the Basel III Advanced approach. In addition, the firm’s global core excess liquidity (3) was $183 billion (5) as of December 31, 2014.

“We are pleased with our performance during a year characterized by mixed global economic and financial conditions,” said Lloyd C. Blankfein, Chairman and Chief Executive Officer. “The depth of our global client franchise and our continued discipline on expenses and capital management produced a solid return for our shareholders. Looking ahead, we see evidence of a continued pick up in momentum for the global economy that will improve the opportunity set for 2015.”

Media Relations: Jake Siewert 212-902-5400	|	Investor Relations: Dane E. Holmes 212-902-0300

Net Revenues

Investment Banking

Full Year

Net revenues in Investment Banking were $6.46 billion for 2014, 8% higher than 2013. Net revenues in Financial Advisory were $2.47 billion, 25% higher than 2013, reflecting an increase in industry-wide completed mergers and acquisitions, primarily in the United States. Net revenues in Underwriting were $3.99 billion, essentially unchanged compared with a strong 2013, as industry-wide activity levels remained high. Net revenues in debt underwriting were slightly lower compared with 2013, reflecting lower net revenues from commercial mortgage-related activity, while net revenues in equity underwriting were slightly higher, principally from initial public offerings. The firm’s investment banking transaction backlog increased significantly compared with the end of 2013. (8)

Fourth Quarter

Net revenues in Investment Banking were $1.44 billion for the fourth quarter of 2014, 16% lower than the fourth quarter of 2013 and 2% lower than the third quarter of 2014. Net revenues in Financial Advisory were $692 million, 18% higher than the fourth quarter of 2013, reflecting an increase in industry-wide completed mergers and acquisitions. Net revenues in Underwriting were $748 million, 34% lower than a strong fourth quarter of 2013, due to significantly lower net revenues in both equity and debt underwriting, primarily reflecting a decrease in industry-wide activity. The firm’s investment banking transaction backlog increased compared with the end of the third quarter of 2014. (8)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $15.20 billion for 2014, 3% lower than 2013. Results for 2014 included a gain of $270 million in the third quarter related to the extinguishment of certain of the firm’s junior subordinated debt, of which $157 million was included in Fixed Income, Currency and Commodities Client Execution and $113 million in Equities ($28 million and $85 million included in equities client execution and securities services, respectively).

Net revenues in Fixed Income, Currency and Commodities Client Execution were $8.46 billion for 2014, 2% lower than 2013. Excluding the gain related to the extinguishment of debt in 2014 and a gain of $211 million on the sale of a majority stake in the firm’s European insurance business in 2013, net revenues in Fixed Income, Currency and Commodities Client Execution were slightly lower compared with 2013. This decline reflected significantly lower net revenues in credit products and slightly lower net revenues in both interest rate products and mortgages, largely offset by significantly higher net revenues in commodities and higher net revenues in currencies. During 2014, Fixed Income, Currency and Commodities Client Execution continued to operate in a challenging environment as economic uncertainty contributed to generally low levels of activity, particularly in credit products, interest rate products and mortgages.

Net revenues in Equities were $6.74 billion for 2014, 5% lower than 2013. Excluding the gain related to the extinguishment of debt in 2014 and net revenues of $317 million related to the firm’s Americas reinsurance business (9), which was sold in 2013, net revenues in Equities were slightly lower compared with 2013. This decline reflected lower net revenues in derivatives, partially offset by slightly higher commissions and fees and slightly higher net revenues in securities services. The increase in securities services net revenues reflected the impact of higher average customer balances. During 2014, Equities operated in an environment generally characterized by an increase in global equity prices and low volatility levels, although volatility levels increased during the fourth quarter.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $144 million ($108 million and $36 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2014, compared with a net loss of $296 million ($220 million and $76 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for 2013.

Fourth Quarter

Net revenues in Institutional Client Services were $3.15 billion for the fourth quarter of 2014, 8% lower than the fourth quarter of 2013 and 17% lower than the third quarter of 2014.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.22 billion for the fourth quarter of 2014, 29% lower than the fourth quarter of 2013. Excluding a gain of $211 million on the sale of a majority stake in the firm’s European insurance business in the fourth quarter of 2013, net revenues in Fixed Income, Currency and Commodities Client Execution were 19% lower than the fourth quarter of 2013, due to significantly lower net revenues in credit products and lower net revenues in mortgages. These decreases were partially offset by significantly higher net revenues in commodities and higher net revenues in both currencies and interest rate products. During the quarter, Fixed Income, Currency and Commodities Client Execution operated in an environment generally characterized by difficult market-making conditions and continued low levels of activity, particularly in credit products, interest rate products and mortgages.

Net revenues in Equities were $1.93 billion for the fourth quarter of 2014, 15% higher than the fourth quarter of 2013, primarily due to significantly higher net revenues in equities client execution, principally from cash products. In addition, commissions and fees were higher, primarily due to higher volumes, and securities services net revenues were slightly higher, reflecting the impact of higher average customer balances. During the quarter, Equities operated in an environment generally characterized by an increase in global equity prices, higher volatility levels and improved client activity levels compared with the third quarter of 2014.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was $82 million ($55 million and $27 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2014, compared with a net loss of $206 million ($163 million and $43 million related to Fixed Income, Currency and Commodities Client Execution and equities client execution, respectively) for the fourth quarter of 2013.

Investing & Lending

Full Year

Net revenues in Investing & Lending were $6.83 billion for 2014, 3% lower than 2013. Results for 2014 included net gains of $3.81 billion from investments in equities, primarily reflecting net gains from company-specific events and strong corporate performance in private equities. In addition, Investing & Lending net revenues included net gains and net interest income of $2.17 billion from debt securities and loans, and other net revenues of $847 million related to the firm’s consolidated investments (10).

Fourth Quarter

Net revenues in Investing & Lending were $1.53 billion for the fourth quarter of 2014, 26% lower than the fourth quarter of 2013 and 9% lower than the third quarter of 2014. Results for the fourth quarter of 2014 included net gains of $982 million from investments in equities, primarily reflecting net gains from company-specific events in private equities and net gains in public equities. In addition, Investing & Lending net revenues included net gains and net interest income of $358 million from debt securities and loans, and other net revenues of $192 million related to the firm’s consolidated investments (10).

Investment Management

Full Year

Net revenues in Investment Management were $6.04 billion for 2014, 11% higher than 2013, reflecting higher management and other fees, primarily due to higher average assets under supervision, as well as higher incentive fees and transaction revenues. During the year, total assets under supervision (3) increased $136 billion to $1.18 trillion. Long-term assets under supervision increased $99 billion, including net inflows of $74 billion (4) and net market appreciation of $25 billion, both primarily in fixed income and equity assets. In addition, liquidity products increased $37 billion (4).

Fourth Quarter

Net revenues in Investment Management were $1.57 billion for the fourth quarter of 2014, 2% lower than the fourth quarter of 2013 and 7% higher than the third quarter of 2014. The decrease in net revenues compared with the fourth quarter of 2013 reflected significantly lower incentive fees, partially offset by higher management and other fees, primarily due to higher average assets under supervision. During the quarter, total assets under supervision (3) increased $28 billion to $1.18 trillion, reflecting an increase in liquidity products.

Expenses

Operating expenses were $22.17 billion for 2014, essentially unchanged compared with 2013.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $12.69 billion for 2014, essentially unchanged compared with 2013. The ratio of compensation and benefits to net revenues for 2014 was 36.8% compared with 36.9% for 2013. Total staff increased 3% during 2014.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $9.48 billion for 2014, 4% lower than 2013, due to lower net provisions for litigation and regulatory proceedings and lower operating expenses related to consolidated investments (both included in other expenses), as well as a decline in insurance reserves, reflecting the sale of the firm’s Americas reinsurance business in 2013. These decreases were partially offset by an increase in brokerage, clearing, exchange and distribution fees. Net provisions for litigation and regulatory proceedings for 2014 were $754 million compared with $962 million for 2013.

Fourth Quarter

Non-compensation expenses were $2.52 billion for the fourth quarter of 2014, 17% lower than the fourth quarter of 2013 and 11% higher than the third quarter of 2014. The decrease compared with the fourth quarter of 2013 reflected a significant decrease in other expenses, primarily due to lower net provisions for litigation and regulatory proceedings, and a decrease in depreciation and amortization expenses, primarily due to lower impairment charges related to consolidated investments. These decreases were partially offset by an increase in brokerage, clearing, exchange and distribution fees, principally reflecting higher transaction volumes in Equities.

Net provisions for litigation and regulatory proceedings for the fourth quarter of 2014 were $161 million compared with $561 million for the fourth quarter of 2013 (both primarily comprised of net provisions for mortgage-related matters). Impairment charges for the fourth quarter of 2014 were $110 million compared with $196 million for the fourth quarter of 2013. The fourth quarter of 2014 also included a $137 million charitable contribution to Goldman Sachs Gives. Compensation was reduced to fund this charitable contribution to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2014 was 31.4%, up from 31.0% for the first nine months of 2014, reflecting a decrease in the impact of permanent benefits, and essentially unchanged compared with 31.5% for 2013.

Capital

As of December 31, 2014, total capital was $250.37 billion, consisting of $82.80 billion in total shareholders’ equity (common shareholders’ equity of $73.60 billion and preferred stock of $9.20 billion) and $167.57 billion in unsecured long-term borrowings. Book value per common share was $163.01 and tangible book value per common share (6) was $153.79, both approximately 7% higher compared with the end of 2013 and approximately 1% higher compared with the end of the third quarter of 2014. Book value per common share and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 451.5 million as of December 31, 2014.

During 2014, the firm’s quarterly dividend was increased to $0.60 per common share from $0.55 per common share. On January 15, 2015, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.60 per common share to be paid on March 30, 2015 to common shareholders of record on March 2, 2015.

During the year, the firm repurchased 31.8 million shares of its common stock at an average cost per share of $171.79, for a total cost of $5.47 billion, including 6.6 million shares during the fourth quarter at an average cost per share of $188.14, for a total cost of $1.25 billion. The remaining share authorization under the firm’s existing repurchase program is 25.4 million shares. (11)

The firm’s Common Equity Tier 1 ratio (7) was 12.2% (5) as of December 31, 2014, up from 11.8% as of September 30, 2014, in each case under the Basel III Advanced approach reflecting the applicable transitional provisions.

Other Balance Sheet and Liquidity Metrics

•

Total assets were $856 billion (5) as of December 31, 2014, down $55 billion from December 31, 2013, resulting from a firmwide initiative to reduce activities with lower returns, and down slightly compared with September 30, 2014.

•

The firm’s global core excess liquidity (GCE) (3) was $183 billion (5) as of December 31, 2014 and averaged $180 billion (5) for 2014, compared with an average of $183 billion for 2013. GCE averaged $181 billion (5) for the fourth quarter of 2014, compared with an average of $183 billion for the third quarter of 2014.

•	Level 3 assets were $42 billion (5) as of December 31, 2014, compared with $40 billion as of December 31, 2013 and $41 billion as of September 30, 2014, and represented 4.9% of total assets.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2013.

Conference Call

A conference call to discuss the firm’s results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-281-7154 (in the U.S.) or 1-706-679-5627 (outside the U.S.). The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s web site, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s web site or by dialing 1-855-859-2056 (in the U.S.) or 1-404-537-3406 (outside the U.S.) passcode number 87414342 beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Year Ended				% Change From
	December 31, 2014		December 31, 2013		December 31, 2013
Investment Banking
Financial Advisory	$2,474		$1,978		25%

Equity underwriting	1,750		1,659		5
Debt underwriting	2,240		2,367		(5)

Total Underwriting	3,990		4,026		(1)

Total Investment Banking	6,464		6,004		8

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	8,461		8,651		(2)

Equities client execution	2,079		2,594	(9)	(20)
Commissions and fees	3,153		3,103		2
Securities services	1,504		1,373		10

Total Equities	6,736		7,070		(5)

Total Institutional Client Services	15,197		15,721		(3)

Investing & Lending
Equity securities	3,813		3,930		(3)
Debt securities and loans	2,165		1,947		11
Other	847	(10)	1,141		(26)

Total Investing & Lending	6,825		7,018		(3)

Investment Management
Management and other fees	4,800		4,386		9
Incentive fees	776		662		17
Transaction revenues	466		415		12

Total Investment Management	6,042		5,463		11

Total net revenues	$34,528		$34,206		1

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended				% Change From
	December 31, 2014		September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Investment Banking
Financial Advisory	$692		$594	$585	16%	18%

Equity underwriting	342		426	622	(20)	(45)
Debt underwriting	406		444	511	(9)	(21)

Total Underwriting	748		870	1,133	(14)	(34)

Total Investment Banking	1,440		1,464	1,718	(2)	(16)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,218		2,170	1,724	(44)	(29)

Equities client execution	751		429	598	75	26
Commissions and fees	829		745	747	11	11
Securities services	351		428	337	(18)	4

Total Equities	1,931		1,602	1,682	21	15

Total Institutional Client Services	3,149		3,772	3,406	(17)	(8)

Investing & Lending
Equity securities	982		876	1,403	12	(30)
Debt securities and loans	358		606	423	(41)	(15)
Other	192	(10)	210	234	(9)	(18)

Total Investing & Lending	1,532		1,692	2,060	(9)	(26)

Investment Management
Management and other fees	1,231		1,214	1,143	1	8
Incentive fees	200		133	333	50	(40)
Transaction revenues	136		112	122	21	11

Total Investment Management	1,567		1,459	1,598	7	(2)

Total net revenues	$7,688		$8,387	$8,782	(8)	(12)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended		% Change From
	December 31, 2014	December 31, 2013	December 31, 2013
Revenues
Investment banking	$6,464	$6,004	8%
Investment management	5,748	5,194	11
Commissions and fees	3,316	3,255	2
Market making	8,365	9,368	(11)
Other principal transactions	6,588	6,993	(6)

Total non-interest revenues	30,481	30,814	(1)

Interest income	9,604	10,060	(5)
Interest expense	5,557	6,668	(17)

Net interest income	4,047	3,392	19

Net revenues, including net interest income	34,528	34,206	1

Operating expenses
Compensation and benefits	12,691	12,613	1

Brokerage, clearing, exchange and distribution fees	2,501	2,341	7
Market development	549	541	1
Communications and technology	779	776	—
Depreciation and amortization	1,337	1,322	1
Occupancy	827	839	(1)
Professional fees	902	930	(3)
Insurance reserves	—	176	(100)
Other expenses	2,585	2,931	(12)

Total non-compensation expenses	9,480	9,856	(4)

Total operating expenses	22,171	22,469	(1)

Pre-tax earnings	12,357	11,737	5
Provision for taxes	3,880	3,697	5

Net earnings	8,477	8,040	5

Preferred stock dividends	400	314	27

Net earnings applicable to common shareholders	$8,077	$7,726	5

Earnings per common share
Basic (12)	$17.55	$16.34	7%
Diluted	17.07	15.46	10

Average common shares outstanding
Basic	458.9	471.3	(3)
Diluted	473.2	499.6	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Revenues
Investment banking	$1,440	$1,464	$1,718	(2)%	(16)%
Investment management	1,486	1,386	1,524	7	(2)
Commissions and fees	875	783	788	12	11
Market making	1,454	2,087	1,875	(30)	(22)
Other principal transactions	1,472	1,618	2,076	(9)	(29)

Total non-interest revenues	6,727	7,338	7,981	(8)	(16)

Interest income	2,134	2,297	2,391	(7)	(11)
Interest expense	1,173	1,248	1,590	(6)	(26)

Net interest income	961	1,049	801	(8)	20

Net revenues, including net interest income	7,688	8,387	8,782	(8)	(12)

Operating expenses
Compensation and benefits	1,955	2,801	2,189	(30)	(11)

Brokerage, clearing, exchange and distribution fees	669	624	594	7	13
Market development	141	129	143	9	(1)
Communications and technology	203	190	204	7	—
Depreciation and amortization	352	301	474	17	(26)
Occupancy	200	212	206	(6)	(3)
Professional fees	246	220	255	12	(4)
Other expenses	712	605	1,165	18	(39)

Total non-compensation expenses	2,523	2,281	3,041	11	(17)

Total operating expenses	4,478	5,082	5,230	(12)	(14)

Pre-tax earnings	3,210	3,305	3,552	(3)	(10)
Provision for taxes	1,044	1,064	1,220	(2)	(14)

Net earnings	2,166	2,241	2,332	(3)	(7)

Preferred stock dividends	134	98	84	37	60

Net earnings applicable to common shareholders	$2,032	$2,143	$2,248	(5)	(10)

Earnings per common share
Basic (12)	$4.50	$4.69	$4.80	(4)%	(6)%
Diluted	4.38	4.57	4.60	(4)	(5)

Average common shares outstanding
Basic	450.4	455.5	467.1	(1)	(4)
Diluted	463.4	469.2	488.7	(1)	(5)

Selected data at period-end
Total staff (employees, consultants and temporary staff)	34,000	33,500	32,900	1	3

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (3) $ in millions

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Risk Categories
Interest rates	$41	$46	$62	$51	$63
Equity prices	22	24	37	26	32
Currency rates	24	19	15	19	17
Commodity prices	22	20	18	21	19
Diversification effect	(46)	(43)	(51)	(45)	(51)

Total	$63	$66	$81	$72	$80

Assets Under Supervision (3) $ in billions

	As of			% Change From
	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Assets under management	$1,027	$1,008	$919	2%	12%
Other client assets	151	142	123	6	23

Assets under supervision (AUS)	$1,178	$1,150	$1,042	2	13

Asset Class
Alternative investments	$143	$146	$142	(2)%	1%
Equity	236	232	208	2	13
Fixed income	516	517	446	—	16

Long-term AUS	895	895	796	—	12

Liquidity products	283	255	246	11	15

Total AUS	$1,178	$1,150	$1,042	2	13

	Three Months Ended			Year Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Balance, beginning of period	$1,150	$1,142	$991	$1,042	$965

Net inflows / (outflows)
Alternative investments	(1)	—	(4)	1	(13)
Equity	1	7	4	15	13
Fixed income	—	6	13	58	41

Long-term AUS net inflows / (outflows)	—	13	13	74	41	(13)

Liquidity products	28	7	18	37	(4)

Total AUS net inflows / (outflows)	28	20	31	111 (4)	37

Net market appreciation / (depreciation)	—	(12)	20	25	40

Balance, end of period	$1,178	$1,150	$1,042	$1,178	$1,042

Footnotes

(1)

ROE is computed by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

Average for the

Unaudited, $ in millions	Three Months Ended December 31, 2014	Year Ended December 31, 2014

Total shareholders’ equity	$82,296	$80,839
Preferred stock	(9,200)	(8,585)

Common shareholders’ equity	$73,096	$72,254

(2)	Rankings and transaction volumes per Thomson Reuters — January 1, 2014 through December 31, 2014.

(3)

For information about assets under supervision, the firm’s global core excess liquidity pool and VaR, see “Results of Operations,” “Liquidity Risk Management” and “Market Risk Management,” respectively, in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

(4)

Net inflows in long-term assets under supervision include $19 billion of fixed income asset inflows for the year ended December 31, 2014 in connection with the acquisition of Deutsche Asset & Wealth Management’s stable value business. Net inflows in liquidity products include $6 billion of inflows for the year ended December 31, 2014 in connection with the acquisition of RBS Asset Management’s money market funds.

(5)	Represents a preliminary estimate and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.

(6)

Tangible book value per common share is computed by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets) by common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents a reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of

Unaudited, $ in millions	December 31, 2014

Total shareholders’ equity	$82,797
Preferred stock	(9,200)

Common shareholders’ equity	73,597
Goodwill and identifiable intangible assets	(4,160)

Tangible common shareholders’ equity	$69,437

(7)

The firm’s capital ratios are computed under the Federal Reserve Board’s Basel III Advanced approach. As of December 31, 2014, Common Equity Tier 1 was $69.8 billion and the firm’s risk-weighted assets under the Federal Reserve Board’s risk-based capital requirements were approximately $570 billion, both reflecting the applicable transitional provisions. For information about the firm’s capital ratios, see “Equity Capital Management and Regulatory Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

(8)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not. For information about the firm’s investment banking transaction backlog, see “Results of Operations” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2014.

(9)

Net revenues related to the Americas reinsurance business were $317 million for the year ended December 31, 2013. In April 2013, the firm completed the sale of a majority stake in its Americas reinsurance business and no longer consolidates this business.

(10)

Includes net revenues of $70 million and $325 million for the three months and year ended December 31, 2014, respectively, related to Metro International Trade Services. The firm completed the sale of this consolidated investment in December 2014.

(11)

The remaining authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. Prior to repurchasing shares, the firm must receive confirmation that the Federal Reserve Board does not object to such capital actions.

(12)

Unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.05 for both the years ended December 31, 2014 and December 31, 2013, and $0.01 for each of the three months ended December 31, 2014, September 30, 2014 and December 31, 2013.

(13)

Fixed income flows for the year ended December 31, 2013 include $10 billion in assets managed by the firm related to the firm’s Americas reinsurance business, in which a majority stake was sold in April 2013, that were previously excluded from assets under supervision as they were assets of a consolidated subsidiary.